Exhibit 77(e)

On December 20, 2012, the U.S. Securities and Exchange Commission issued Investment Company Act of 1940 Release No. 30313 settling administrative proceedings against the Fund and its two executive officers, Robert F. Birch and Ellen E. Terry.  Without admitting or denying the Commission’s findings, the Fund, Mr. Birch and Ms. Terry consented to the entry of an order by the Commission finding violations of the Investment Company Act of 1940, as amended (the “1940 Act”), by each of the Fund, Mr. Birch and Ms. Terry with respect to (1) the Fund’s repurchase of 600 shares of the Fund’s Series C Auction Term Preferred Stock (“ATP”) in January 2008 during the auction rate securities market crisis (the “ATP Repurchase”), (2) the dividend rate paid by the Fund to ATP Series A, B and C holders between September 2008 and December 2010 (the “ATP Dividend Rate”) and (3) the Fund’s disclosures relating to these matters.  On November 9, 2012, the Fund redeemed all outstanding shares of ATP in accordance with the ATP’s terms.

In its order, the Commission found that: (a) in violation of Section 23(c) of the 1940 Act and Rule 23c-1 thereunder, the ATP Repurchase unfairly discriminated against holders of ATP and was made without adequate notice of the Fund’s intention to repurchase the ATP; and (b) in violation of Section 34(b) of the 1940 Act, the Fund’s 2008 semi-annual and annual shareholder reports failed to adequately disclose that (i) the purpose of the ATP Repurchase was to prevent an auction failure (rather than to maintain compliance with asset coverage requirements for the ATP) and (ii) the ATP Dividend Rate was lower than the rate prescribed by the terms of the ATP.  The order required the Fund, together with Mr. Birch and Ms. Terry, to cease and desist from violations of the foregoing provisions of the 1940 Act.  In addition, the order required the Fund to pay disgorgement of $410,594.08 and prejudgment interest of $2,805.49— which payment was deemed satisfied by the supplemental dividend paid to ATP Series A, B, and C holders on December 27, 2010—and Mr. Birch and Ms. Terry each to pay a civil monetary penalty of $10,000.  A copy of the SEC order describing the settlement is available on the Commission’s website at www.sec.gov/litigation/admin/2012/ic-30313.pdf.